CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statements (Form S-8: No. 333-135011, No. 33-12208, No. 33-29185, No. 33-30020, No. 33-49230 and No. 33-49232) pertaining to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and participating Affiliates and in the related Prospectuses of our report dated June 27, 2006, with respect to the financial statements and supplemental schedule of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates as of December 31, 2005 in this Annual Report (Form 11-K) for the year ended December 1, 2006.

/s/  Ernst & Young LLP

New York, New York
June 25, 2007

16